Exhibit 99.1

                          Hungarian Telephone and Cable
                  Announces 2004 Results, Changes in Ownership

    SEATTLE--(BUSINESS WIRE)--March 31, 2005--Hungarian Telephone and Cable Corp. (AMEX:HTC) today announced results for the fourth quarter and year ended December 31, 2004. The Company's net income for the year was $16.1 million.

    CHANGE IN OWNERSHIP

    TDC has entered into an agreement with Ashmore Investment Management to increase its equity stake in Hungarian Telephone. TDC will purchase Ashmore's entire equity stake in Hungarian Telephone for $80 million. Ashmore owns 2,750,936 shares of common stock, warrants to purchase 2.5 million shares of common stock at $10 per share with an expiration date of March 31, 2007, and 12,000 preferred shares convertible into 120,000 shares of common stock. TDC has also agreed to purchase notes issued by Hungarian Telephone in the principal amount of $25 million that Ashmore currently holds. TDC will purchase the notes at face value. The transaction is expected to close sometime in April. Following the closing of the transaction, TDC will own 63% of Hungarian Telephone's outstanding common stock and 66% of the common stock on a fully diluted basis.

    RESULTS FOR FOURTH QUARTER

    The Company reported net income attributable to common stockholders of $0.8 million, or $0.06 per share on a diluted basis, for the fourth quarter of 2004, compared to $4.3 million, or $0.34 per share on a diluted basis, for the fourth quarter of 2003. Excluding exchange gains/losses, a variable option non-cash accounting charge and corresponding deferred income tax effects, the Company would have reported net income attributable to common stockholders of $5.4 million, or $0.41 per share on a diluted basis, for the fourth quarter of 2004, compared to $4.8 million, or $0.38 per share on a diluted basis, for the fourth quarter of 2003. Adjusted EBITDA increased to $10.6 million for the three months ended December 31, 2004, from $9.6 million for the three months ended December 31, 2003. Income from operations decreased to $0.9 million for the fourth quarter of 2004, from $6.7 million for the fourth quarter of 2003, as a result of a $6.4 million non-cash option accounting charge. Net measured service and subscription revenues increased $0.5 million to $13.2 million for the three months ended December 31, 2004, from $12.7 million for the three months ended December 31, 2003. Net telephone service revenues increased to $15.8 million for the three months ended December 31, 2004, from $15.4 million for the three months ended December 31, 2003. The Company's interest expense remained consistent during the fourth quarter of 2004 at $2.2 million compared to $2.3 million for the fourth quarter of 2003. The Company's net foreign exchange gain of $2.4 million for the fourth quarter of 2004, compared to a loss of $0.6 million for the fourth quarter of 2003, reflects the strengthening of the Hungarian forint against the euro, by approximately 1% between September 30, 2004 and December 31, 2004, as well as the strengthening of the Hungarian forint against the U.S. dollar, by approximately 10% between September 30, 2004 and December 31, 2004.

    RESULTS FOR YEAR ENDED DECEMBER 31, 2004

    The Company reported net income attributable to common stockholders of $16.1 million, or $1.25 per share on a diluted basis, for the year ended December 31, 2004, compared to $12.4 million, or $0.97 per share on a diluted basis, reported for the year ended December 31, 2003. Excluding exchange gains/losses, a non-cash variable option accounting charge and corresponding deferred income tax effects, the Company would have reported net income attributable to common stockholders of $15.7 million, or $1.22 per share on a diluted basis, for the year ended December 31, 2004, compared to $17.2 million, or $1.34 per share on a diluted basis, for the year ended December 31, 2003. Adjusted EBITDA decreased $0.4 million to $37.6 million for the year ended December 31, 2004, from $38.0 million for the year ended December 31, 2003. Income from operations decreased to $18.8 million for the year ended December 31, 2004, from $26.8 million for the year ended December 31, 2003, primarily due to a $6.4 million non-cash variable option accounting charge recorded during the fourth quarter of 2004. Net measured service and subscription revenues increased $0.4 million to $50.4 million for the year ended December 31, 2004, from $50.0 million for the year ended December 31, 2003. Net telephone service revenues increased to $60.3 million for the year ended December 31, 2004, from $59.6 million for the year ended December 31, 2003. The Company's interest expense remained consistent at $9.1 million for the year ended December 31, 2004 compared to $9.1 million, for the same period in 2003. The Company's net foreign exchange gain of $6.9 million for the year ended December 31, 2004, compared to a loss of $5.7 million for the year ended December 31, 2003, reflects the strengthening of the Hungarian forint against the euro, by approximately 7% between January 1, 2004 and December 31, 2004, as well as an approximate 16% appreciation of the Hungarian forint against the U.S. dollar between January 1, 2004 and December 31, 2004.

    COMMENTS FROM OLE BERTRAM

    Commenting on these financial results, Ole Bertram, President and Chief Executive Officer stated, "We are extremely pleased to have been able to achieve our 2004 results given the changes and challenges which have occurred in the competitive landscape in which the Company operates. The addition of Pantel to the HTCC family on February 28, 2005, will allow us to meet the competitive challenges we face head-on within the Hungarian market, become a nation-wide operator within Hungary and be the gateway between Western and Central/Eastern Europe. Pantel is both cash flow positive and accretive to the earnings of HTCC. We look forward to using Pantel to help further grow and increase the value of the Company in the future."

    NON-GAAP FINANCIAL MEASURES

    The Company uses certain non-GAAP financial measures in evaluating its performance. These include net income excluding certain items and Adjusted EBITDA (earnings before interest expense, interest income, foreign exchange gains/loss, taxes, depreciation and amortization, non-cash operating charges/income, and other, net). A reconciliation of the differences between these non-GAAP financial measures and the most comparable financial measures calculated and presented in accordance with GAAP is included in the tables that follow. The non-GAAP financial measures referred to in this press release are by definition not measures of financial performance under generally accepted accounting principles and are not alternatives to operating income or net income reflected in the statement of operations and are not necessarily indicative of cash available to fund all cash flow needs. The non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies.
    Net income excluding certain items is net income without taking into account the recorded foreign exchange gain/loss, non-cash variable option accounting charges and the corresponding deferred income tax effects. The Company adopted variable option accounting for stock options in the fourth quarter of 2004 as a result of modifications to its stock option plans. The variable option charge is non-cash and due to its significance, Management believes that its inclusion in the reconciliation of 'net income to net income excluding certain items' provides additional information in measuring the financial performance of the Company.
    Adjusted EBITDA is cash flow from operations adjusted for changes in working capital, income taxes paid, interest paid, interest received, and other miscellaneous changes.
    Management uses these non-GAAP financial measures for various purposes including: measuring and evaluating the Company's financial and operational performance; making compensation decisions; planning and budgeting decisions; and financial planning purposes. The Company believes that presentation of these non-GAAP financial measures is useful to investors because it (i) reflects management's view of core operations and cash flow generation upon which management bases financial, operational, compensation and planning decisions and (ii) presents measurements that investors and its lending banks have indicated to management are important in assessing the Company and its liquidity. While the Company utilizes these non-GAAP financial measures in managing its business and believes they are useful to management and to investors for the reasons described above, these non-GAAP financial measures have certain shortcomings. In particular, Adjusted EBITDA does not take into account changes in working capital and financial statement items below income from operations, and the resultant effect of these items on the Company's cash flow. Net income excluding foreign exchange gains/losses does not take into account the foreign exchange gains/losses, however these gains/losses may recur in future periods depending upon currency movements. Management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures.
    The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the U.S. Securities and Exchange Commission.

    ABOUT HUNGARIAN TELEPHONE AND CABLE CORP.

    Hungarian Telephone and Cable Corp. is a telecommunications service provider which operates primarily in the Republic of Hungary, but also has operations in other countries in Central and Eastern
Europe.

    Note: This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These and all forward-looking statements are only predictions or statements of current plans that are constantly under review by the Company. Such statements are qualified by important factors that may cause actual results to differ from those contemplated, including as a result of those factors detailed from time to time in the company's Securities and Exchange Commission filings. The foregoing information should be read in conjunction with the company's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The company has no obligation to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.




                  Hungarian Telephone and Cable Corp.
                         Financial Highlights
                 (In Millions, Except Per Share Data)
                              (unaudited)

                         Statements of Income

                                              Fourth
                                              Quarter
                                               Ended      Year Ended
                                             December 31  December 31
                                             ------------ ------------
                                              2004  2003   2004  2003
                                             ------------ ------------

Measured Service Revenues                     $7.8  $7.9  $31.2 $32.0
Subscription Revenues                          6.9   6.1   25.1  24.1
Net Interconnect Charges                      (1.5) (1.3)  (5.9) (6.1)
                                             ------------ ------------
     Net Measured Service and
     Subscription Revenues                    13.2  12.7   50.4  50.0
Connection Fees                                0.3   0.6    1.7   2.6
Other Operating Revenues                       2.3   2.1    8.2   7.0
                                             ------------ ------------
     Telephone Service Revenues, Net          15.8  15.4   60.3  59.6
                                             ------------ ------------

Income from Operations                         0.9   6.7   18.8  26.8
Interest Expense                               2.2   2.3    9.1   9.1
Net Income Attributable to Common
     Stockholders                              0.8   4.3   16.1  12.4
Net Income (Loss) Per
     Common Share:
          Basic                              $0.06 $0.36  $1.30 $1.02
          Diluted                            $0.06 $0.34  $1.25 $0.97
Weighted Average Number of Shares
     Outstanding:
          Basic                               12.6  12.2   12.4  12.2
          Diluted                             13.4  12.9   13.0  12.8


                             Balance Sheet

                                                        Year    Year
                                                        Ended   Ended
                                                        Dec.    Dec.
                                                         31      31
                                                        2004     2003
                                                      ------- --------


Current Assets                                         $21.1    $34.0
Property, Plant and
     Equipment, net                                    129.4    120.3
Total Assets                                           192.3    176.6

Total Current Liabilities                               35.6     33.6
Long Term Debt                                          71.7     90.9
Total Stockholders Equity                               81.5     46.4
Total Liabilities and
     Stockholders Equity                               192.3    176.6


Reconciliation of Non-GAAP Financial Measures:

Net Income to Net Income Excluding Certain Items
(In Millions)
(unaudited)

                                              Fourth
                                              Quarter
                                               Ended      Year Ended
                                             December 31  December 31
                                             ------------ ------------
                                              2004  2003   2004  2003
                                             ------------ ------------

Net Income Attributable to Common
     Stockholders as Reported                  0.8   4.3   16.1  12.4

Variable Option Charge                         6.4     -    6.4     -

Foreign Exchange (Gain) Loss                  (2.4)  0.6   (6.9)  5.7
Deferred Income Tax Benefit (Expense) on
     Foreign Exchange Loss (Gain) and
     Variable Option Charge                    0.6  (0.1)   0.1  (0.9)
                                             ------------ ------------
Net Income Excluding Certain Items             5.4   4.8   15.7  17.2
                                             ============ ============


Net Income Per Share Fully Diluted to Net Income Per
 Share Fully Diluted
Excluding Certain Items
(unaudited)

                                              Fourth
                                              Quarter
                                               Ended      Year Ended
                                             December 31  December 31
                                             ------------ ------------
                                              2004  2003   2004  2003
                                             ------------ ------------

Net Income Attributable to Common
     Stockholders as Reported                 0.06  0.34   1.25  0.97

Variable Option Charge                        0.48     -   0.49     -

Foreign Exchange Loss (Gain)                 (0.18) 0.05  (0.53) 0.45
Deferred Income Tax Benefit (Expense) on
     Foreign Exchange Loss (Gain) and
     Variable Option Charge                   0.05 (0.01)  0.01 (0.07)
                                             ------------ ------------
Net Income Excluding Certain Items            0.41  0.38   1.22  1.34
                                             ============ ============

Cash Flow from Operations to Adjusted EBITDA
(In Millions)
(unaudited)

                                                 Fourth
                                                 Quarter
                                                  Ended     Year Ended
                                                 December   December
                                                    31         31
                                                 ---------- ----------
                                                 2004 2003  2004 2003
                                                 ---------- ----------

Cash Flow from Operations                         2.9  8.6  27.7 31.2

Changes in Working Capital                        4.7 (0.7)  3.7 (0.2)
Income Taxes Paid                                 1.4    -   1.4  0.4
Interest Paid                                     2.1  2.2   7.4  7.4
Interest Received                                (0.4)(0.4) (2.4)(1.2)
Other                                            (0.1)(0.1) (0.2) 0.4
                                                 ---------- ----------
Adjusted EBITDA                                  10.6  9.6  37.6 38.0
                                                 ========== ==========



    CONTACT: Hungarian Telephone and Cable Corp.
             William T. McGann, Controller and Treasurer
             Hungary: 011-361-474-7700
             U.S.: 206-654-0204